15 West 6th Street, Suite, 1800 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

LAREDO PETROLEUM APPOINTS BUTERBAUGH CHIEF FINANCIAL OFFICER

TULSA, OKLAHOMA December 18, 2012 - Laredo Petroleum Holdings, Inc. (NYSE: LPI) (the Company), today announced that its Board of Directors has appointed Richard C. Buterbaugh Executive Vice President and Chief Financial Officer of the Company. W. Mark Womble, who has served as Senior Vice President and Chief Financial Officer of Laredo since 2007, will retire the end of March 2013.

"Rick has brought more than 35 years of public company oil and gas financial experience to the Company", said Randy A. Foutch, Laredo's Chairman and Chief Executive Officer. "As we began the process of searching for a replacement for Mark, following his recently announced planned retirement, the Board recognized that Rick's financial skill set, coupled with his valuable contributions in a wide assortment of projects since joining the Company, made him the ideal candidate to take this position and ensure a smooth transition of this important role for Laredo."

Buterbaugh, age 57, has served as Senior Vice President - Investor Relations of the Company since June 2012. Prior to joining Laredo, Buterbaugh served as Vice President of Corporate Planning for Kerr-McGee Corporation until its merger with Anadarko Petroleum and as Vice President of Investor Relations for Quicksilver Resources, Inc. He holds a Bachelor's of Science degree in accounting from the University of Colorado - Boulder.

Laredo Petroleum Holdings, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian and Mid-Continent regions of the United States.

Additional information about Laredo may be found on its website at www.laredopetro.com.

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Contacts:
Rick Buterbaugh: (918) 858-5151 - RButerbaugh@laredopetro.com
Branden Kennedy: (918) 858-5015 - BKennedy@laredopetro.com

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